EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made in Chengdu, China as of February 2, 2009, between Apollo Solar Energy, Inc., a Nevada corporation (the “Company”), and Fong Heung Sang (“Executive”).

WHEREAS, the Company desires to employ Executive in the capacity of the Chief Financial Officer (CFO) , and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1. Term.

Unless earlier terminated in accordance with Section 4 hereof, Executive’s employment hereunder shall commence as of the date hereof and end on the second anniversary thereof (the “Term”).

2. Employment.

(a) Employment by the Company.  Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement.

(b) Performance of Duties.  Throughout the Term, Executive shall faithfully and diligently perform Executive’s duties in conformity with the directions of the Company and serve the Company to the best of Executive’s ability.  Executive shall devote his full business time and best efforts to the business and affairs of the Company.  Executive shall be responsible for such duties as may be assigned by the Company from time to time, which duties may include duties related to the business of the Company’s parents or affiliates without additional compensation therefor.

(c) Place of Performance.  Executive’s primary place of employment shall be located in Chengdu, China/US or its immediate vicinity. Executive recognizes that his duties will require, at the Company’s expense, travel to domestic and international locations.

3. Compensation and Benefits.

(a) Draw.  The Company agrees to pay to Executive a draw (“Draw”).  During the first period of the Term up to May 31, 2009, the Draw shall be payable at the annual rate of $70,000.  During the second period of the term between June 1, 2009 to December 31, 2009, the Draw shall be payable at the annual rate of $90,000, and third period of the Term between January 1, 2009 to the end of the term of this agreement, the Draw shall be payable at the annual rate of $110,000. Payments of the Draw shall be payable in equal installments in accordance with the Company’s standard payroll practices.

(b) Benefits and Perquisites.  Executive shall not be entitled to participate in any benefit plan, program, or arrangement or receive benefits or other remuneration from the Company except as specifically provided in this Section 3 and in Section 5 below.  Without limiting the foregoing, Executive acknowledges that the Company does not currently make available to its employees medical or dental health coverage and has no current intention to do so.

(c) Stock Options. Executive shall be entitled to a grant of 750,000 shares of the option of the Company, vested in equal number of shares over a period of 24 months on a monthly basis beginning the first day this agreement is effective. Exercise price of the options shall be set equal to the price of the stock of the Company during its most recent round of raising funds prior to the day this agreement takes effect.

(d) Home Leave. Executive shall be entitled to a paid home leave program such that Executive shall have a five-day home leave every 6 (six) weeks. The Company shall pay for the round trip flight ticket and expense for such home leave.

(e) Company Car and Quarters. Executive shall be entitled to car and quarters provided by the Company during his service in Chengdu, China.

(f) Business Expenses.  The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.  Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

(g) No Other Compensation or Benefits; Payment.  The compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits.  Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

(h) Cessation of Employment.  In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

4. Termination of Employment.  Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances.

(a) Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(b) Executive Becoming Totally Disabled.  The Company may terminate Executive’s employment hereunder at any time after Executive becomes “Totally Disabled.”  For purposes of this Agreement, Executive shall be “Totally Disabled” in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of 90 consecutive days due to physical or mental incapacity or impairment.  During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company.

(c) Termination by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive.  For purposes of this Agreement, the term “Cause” shall mean any of the following:  (i) the neglect or failure or refusal of Executive to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness); (ii) the engaging by Executive in gross misconduct or gross negligence in connection with his employment or otherwise affecting the Company, its affiliates, or any customers thereof; (iii) perpetration of a fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or any of its affiliates or Executive’s reputation or business relationships; (v) Executive’s material failure to comply with, and/or a material violation by Executive of, the internal policies of the Company or any of its affiliates and/or procedures or any laws or regulations applicable to Executive’s conduct as an employee of the Company; (vi) Executive’s commission of a felony or any crime involving fraud, dishonesty or moral turpitude; (vii) the breach of a covenant set forth in Section 6; or (viii) any other material breach by Executive of this Agreement; provided, however, that, if susceptible of cure, a termination by the Company under Sections 4(c)(i), 4(c)(v) or 4(c)(viii) shall be effective only if, within 14 days following delivery of a written notice by the Company to Executive that the Company is terminating his employment for Cause, Executive has failed to cure the circumstances giving rise to Cause.

(d) Termination by the Company Without Cause.  The Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive thirty (30) days prior written notice of the termination.  Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.

(e) Termination by Executive.  Executive may terminate his employment hereunder at any time for any reason or no reason by giving the Company thirty (30) days prior written notice of the termination.  Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.

5. Compensation Following Termination Prior to the End of the Term.  In the event that Executive’s employment hereunder is terminated prior to the end of the Term, Executive shall be entitled only to the following compensation and benefits upon such termination:

(a) General.  On any termination of Executive’s employment, he shall be entitled to:

(i) any accrued but unpaid Draw for services rendered through the date of termination;

(ii) any vacation accrued to the date of termination;

(iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Section 3(d) of this Agreement; and

(iv) receive any benefits to which he may be entitled upon termination pursuant to the plans and programs referred to in Section 3(c) hereof in accordance with the terms of such plans and programs or as may be required by applicable law.

(b) Termination by the Company Without Cause.  In the event that Executive’s employment is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d), Executive shall be entitled only to the following:

(i) those items identified in Section 5(a);

(ii)       a lump sum payment equal to 24 months cash compensation based on the amount of the Draw immediately proceeding the month of the termination;

 (iii)           The Executive shall also be entitled to vest all the options that remain un-vested, and to keep the options for a period of 12 (twelve) months after the termination.

(c) Effect of Material Breach of Section 6 on Compensation and Benefits Following Termination of Employment Pursuant to Section 5.  If, at the time of the termination of Executive’s employment or any time thereafter, Executive is in material breach of any covenant contained in Section 6 hereof, Executive (or his estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) under Sections 5(c)(ii).

(d) No Further Liability; Release.  Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s employment and termination of employment.  Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement.  The payment of any amounts pursuant to this Section 5 (other than payments required by law) subsequent to the termination of Executive’s employment is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company, its parents and affiliates, and their respective directors, officers, employees, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment.

(e) Expiration of Term.  If Executive’s employment continues following expiration of the Term, such employment shall be at will, meaning that such employment may be terminated at any time by Executive or the Company with or without Cause and without further obligation, on such terms and conditions as may be established by the Company from time to time.  Without limiting the foregoing, the severance provision contained in Section 5(c)(ii) shall survive the expiration of the Term unless otherwise agreed by the Company in writing.

6. Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.

6.1           No Conflict; No Other Employment.  During the period of Executive’s employment with the Company, Executive shall not:  (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company, provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder; or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.

6.2           Noncompetition; Nonsolicitation.

(a) Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders him special and unique within the Company’s industry.  In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company and (ii) the period beginning on the date of termination of employment for any reason and ending two years after the date of termination of employment (the “Post-Employment Period”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business anywhere in any geographic area or market where Company or any of its affiliated companies are conducting any business, provided that the provisions of this Section 6.2(a) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company.  For purposes of this Agreement, “Competing Business” shall mean (i) any business engaged in the sales, marketing, and/or product development of specialty printing or packaging products for the horticulture industry; and (ii) any other business in which the Company is then engaged.

(b) In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and the Post-Employment Period, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any supplier, customer, vendor or distributor of the Company or any of its affiliates with respect to any product or service being furnished, made, sold or leased to or by the Company or such affiliate; or (iv) persuade or seek to persuade any supplier or customer of the Company or any affiliate to cease to do business or to reduce the amount of business which any supplier or customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such supplier or customer was originally established in whole or in part through Executive’s efforts.  For purposes of this Section 6.2(b) only, during the Post-Employment Period, the terms “supplier,” “customer,” “vendor” and “distributor” shall mean a supplier, customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

(c) During Executive’s employment with the Company and the Post-Employment Period, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, Executive will (A) immediately provide notice to the Company of such circumstances and (B) provide copies of Section 6 of this Agreement to the Competitor.  Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 6 hereof.  For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

(d) Executive understands that the provisions of this Section 6.2 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions.  In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

6.3           Proprietary Information.  Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates.  Executive covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law.  Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to:  (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing.  Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

6.4           Confidentiality and Surrender of Records.  Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company.  Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records.  For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information.  All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

6.6           Enforcement.  Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law.  Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6.  Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief.  Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

7. Assignment and Transfer.

(a) Company.  This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Executive’s consent, to any affiliate of the Company, any purchaser of the Company’s business or assets or a portion thereof, or any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

(b) Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value.  Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

8. Miscellaneous.

(a) Other Obligations.  Executive represents and warrants that neither Executive’s employment with the Company nor Executive’s performance of Executive’s obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have.  Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

(b) Nondisclosure; Other Employers.  Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others.  Executive represents and warrants that Executive does not possess any property, proprietary information, trade secrets and confidential business information belonging to any prior employers.

(c) Cooperation.  Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

(d) Protection of Reputation.  During the Term and thereafter, Executive agrees that he will take no action which is intended, or would reasonably be expected, to harm the Company or any of its affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates.  Nothing herein shall prevent Executive from making any truthful statement in connection with any legal proceeding or investigation by the Company or any governmental authority.

(e) Choice of Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of California applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.  Any action concerning any dispute arising out of or relating to this Agreement or the employment of Executive by the Company must be brought in a court situated in California, and each party hereto consents and submits to the jurisdiction of any state or federal court sitting in California for any such action.

(f) Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment, including all prior employment agreements between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

(g) Amendment.  This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(h) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced.  The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced.  In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(i) Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.  As used herein, the words “day” or “days” shall mean a calendar day or days.

(j) Nonwaiver.  Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(k) Notices.  Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:  (i) in the case of the Company, to No. 485, Teng Fei Third Road, Shuangliu Southwest Airport Economic Development Zone, Shuangliu, Chengdu, China; and (ii) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.  Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

(l) Assistance in Proceedings, Etc.  Executive shall, without additional compensation, during and after the Term, upon reasonable notice, furnish such information and proper assistance to the Company and its affiliates as may reasonably be required by the Company or its affiliates in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates.

(m) Survival.  Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement.  The respective obligations of Executive and the Company as provided in Sections 5, 6, 7 and 8 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

(n) Section 409A of the Code. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The parties agree that in the event Executive or the Company reasonably determines that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.

(o) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an individual thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

Apollo Solar Energy, Inc:                                                                           EXECUTIVE:

By: /s/Hou Renyi                                                                                        By: /s/Fong Heung Sang
       Name: Hou Renyi                                                                                       Name: Fong Heung Sang
           Title: Chairman & CEO